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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                       FORM 8-K

                                    CURRENT REPORT
        PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) December 23, 1996
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                                MAGNUM PETROLEUM, INC.
                (Exact name of registrant as specified in its charter)


               NEVADA                  1-12508               87-0462881
(State or other jurisdiction        (Commission             (IRS Employer
      of incorporation)              File Number)          Identification No.)


         600 EAST LAS COLINAS BOULEVARD, SUITE 1200, IRVING, TEXAS 75039

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        (Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code  (214) 401-0752
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         (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS.

On December 9, 1996 the Registrant executed definitive agreements concerning the private placement of $10 million in convertible preferred stock with Trust Company of the West and TCW Asset Management Company, as agent for certain institutional investors (collectively herein referred to as "TCW"). Terms of the 1996 Series A Convertible Preferred Stock call for a) a fixed annual cumulative dividend rate of 8.75%, payable quarterly in arrears commencing December 31, 1996, b) convertibility into common shares of the Company at a conversion price of $5.875 per share, and c) if not already converted, an option by the Company after two years to exchange the 1996 Series A Convertible Preferred Stock for a Convertible Subordinated Debenture of equivalent value. Financial funding of the equity placement occurred December 23, 1996 and was applied to the Company's senior bank credit facility. As a condition of the private placement, when required, the Company will fund the capital costs necessary for developing existing proved oil and gas properties owned by the Company by utilizing the availability under its existing senior bank credit facility.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    (c)   EXHIBITS

     4.1 Certificate of Voting Powers, Designations, Preferences, and Relative, Participating, Optional or Other Special Rights of 1996 Series A Convertible Preferred Stock, dated as of December 6, 1996.

    10.1 Stock Purchase Agreement among Magnum Petroleum, Inc. and Trust Company of the West and TCW Asset Management Company, in the capacities described herein, TCW Debt and Royalty Fund IVB and TCW Debt and Royalty Fund IVC, dated as of December 6, 1996.

    99.1  Press Release dated December 9, 1996.


                                      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       MAGNUM PETROLEUM, INC.


                                       BY: /s/ Gary C. Evans
                                           -----------------------------------
                                            Gary C. Evans
                                            President and CEO



Dated:  January 15, 1997